EXHIBIT 4.6

Joint Venture Contract

Party A: Yankuang Group Co., Ltd.

Party B: Yanzhou Coal Mining Company Limited

Party C: Shaanxi Yanchang Petroleum (Group) Co., Ltd.

WHEREAS:

Party A is a mega-sized state-owned enterprise mainly engaged in coal production and sales, coal chemicals, machining and coal-power-aluminum. It is an important coal production and export base in China and is currently a mega-sized state-owned conglomerate under the supervision of Shandong Province State-owned Assets Supervision and Administration Commission.

Party B became the first enterprise in China’s coal industry that simultaneously issued shares domestically and abroad when it successfully listed shares in New York, Hong Kong and Shanghai, respectively. It is a majority-controlled subsidiary of Party A.

Party C is one of the four qualified enterprises for oil and gas exploration in China. It is a solely state-owned enterprise with limited liability directly under Shaanxi Provincial Government, and endeavors to promote common development of the oil, gas, coal and salt industries.

Based on the principles of fairness and mutual benefit, complementarity and common development and after friendly consultations, Party A, B, and C jointly establish a joint venture, namely Shaanxi Future Energy Chemical Corp. for the co-construction of a coal-to-oil project. This contract is hereby signed and intended to be bound by the parties hereto.

Chapter 1 Establishment of the Company

Article 1 Company name: 陕西未来能源化工有限公司(Shaanxi Future Energy Chemical Corp.) (hereinafter referred to as the “Company”).

Article 2 Company address: Yulin City, Shaanxi Province

Article 3 Business scope of the Company: manufacture and sale of chemical products, oil products and coal.

Article 4 Operation period: Long-term. Business license issue date is the date of establishment of the Company.

With regard to the registration items set out above, the registration details with the State’s industry and commerce department shall prevail.

Article 5 The Company can set up branches as required by the development of production and operations. The branch does not have legal person status and its civil liability will be borne by the Company.

Upon establishment, the Company will register with company registration authority and obtain the Business License for Enterprise as a Legal Person.

Article 6 The Company is a limited liability company. The chairman of the board of directors shall be the legal representative.

Article 7 All three parties agree to jointly appoint the Company’s attorney (by way of a power of attorney signed separately) to apply to the company registration authority for the registration of the pre-approval of the Company’s name as well as the registration of the Company’s establishment.

Article 8 The Company bears all expenses spent in relation to the establishment of the Company. The expenses shall be audited and shall be reviewed and approved by a shareholders’ meeting of the Company.

In view of the fact that Party A has pre-paid some expenses for the project’s early stage preparation work, the newly established Company will reimburse Party A after auditing of such expenses and upon confirmation by the respective investing parties.

Chapter 2 Capital Contribution

Article 9 The Company’s registered capital is RMB5,400,000,000.

Article 10 The amount and percentage of capital contribution by the respective contributing parties are as follows:

Party A to contribute RMB2,700,000,000, representing 50% of the total contribution;

Party B to contribute RMB1,350,000,000, representing 25% of the total contribution;

Party C to contribute RMB1,350,000,000, representing 25% of the total contribution

Article 11 Form and Timing of Contribution

Contributions by the respective contributing parties shall all be made in cash (RMB) and fully paid up in three installments.

Initial contribution amounts to RMB2,160,000,000 (40% of the registered capital) in total, which shall be paid up by the three shareholders on the basis of their respective percentage of capital contributions within 7 days after the set-up of the

Company’s provisional account, i.e.: initial payment by Party A: RMB1,080,000,000; initial payment by Party B: RMB540,000,000; initial payment by Party C: RMB540,000,000.

Second contribution amounts to RMB1,620,000,000 (30% of the registered capital) in total, which shall be paid up by the three shareholders on the basis of their respective percentage of capital contributions within 12 months from the date of establishment of the Company, of which: Party A to contribute RMB810,000,000; Party B to contribute RMB405,000,000; Party C to contribute RMB405,000,000.

Third contribution amounts to RMB1,620,000,000 (30% of the registered capital) in total, which shall be paid up by the three shareholders on the basis of their respective percentage of capital contributions within 18 months from the date of establishment of the Company, of which: Party A to contribute RMB810,000,000; Party B to contribute RMB405,000,000; Party C to contribute RMB405,000,000.

Article 12 Upon establishment of the Company, all shareholders shall be issued a capital contribution certificate, which shall be signed by the Company’s legal representative.

The shareholders’ name, address and amount of capital contribution shall be included in the Company’s register of members.

Chapter 3 Share Transfer

Article 13 Upon establishment of the Company, all or some of the equity interests of the shareholders may be transferred between the shareholders. Where a shareholder intends to transfer its equity interest to any non-shareholder, it shall be approved by more than half of the other shareholders. The shareholder shall notify the other shareholders in written form of the share transfer for their approval. If any of the other shareholders fails to give a reply within 30 days after the receipt of the written notice, it shall be deemed to have agreed to the transfer. If half or more of the other shareholders disagree to the transfer, the shareholders who disagree to the transfer shall purchase the equity interest to be transferred. If they refuse to purchase the equity interest, they shall be deemed to have agreed to the transfer.

Under the same conditions, the other shareholders have a preemptive right to purchase the equity interest to be transferred upon their approval. If two or more shareholders claim the preemptive rights, they shall determine their respective percentage of purchase through negotiation. If they fail to reach an agreement during the negotiation, they shall exercise the preemptive rights on the basis of their respective percentage of capital contributions.

Chapter 4 Undertakings of the Contributing Parties

Article 14 The contributing parties undertake that they are all legally established and validly existing enterprise legal persons and have the investment capability and the legal subject qualification to make investments.

Article 15 The contributing parties undertake that all necessary approvals have been obtained for their contributions made under this contract according to their respective articles of association and relevant laws and regulations.

Chapter 5 Rights and Obligations of the Contributing Parties

Article 16 Each contributing party shall have the rights as follows:

(I) To make the contribution according to this contract and obtain the corresponding capital contribution certificate based on the amount of its contribution;

(II) In the event of any substantive changes in the conditions agreed in this contract, the contributing parties shall have the right to receive notice thereon, express their opinion and demand modification to or termination of this contract as agreed herein;

(III) To receive compensation in case of any loss incurred as a result of other contributing parties’ default;

(IV) To participate in the drafting, consideration and approval of the articles of association;

(V) To recommend and elect directors and supervisors (not including worker directors and worker supervisors) of the Company;

(VI) To examine the Company’s preparation expenses and participate in the preparation of the Company’s establishment;

(VII) Upon establishment of the Company, to be entitled to such other rights as shareholders shall be entitled to according to laws and regulations and articles of association.

Article 17 Each contributing party shall assume obligations as follows:

(I) To make its full contribution according to the time and form as prescribed;

(II) If the Company fails to be established due to reasons not attributable to any party, each contributing party agrees to assume the expenses and liabilities incurred during the establishment of the Company in proportion to their respective subscribed capital;

(III) To make compensation or damages to the performing parties if it has failed to perform its obligation of contribution according to the time, form or amount as agreed;

(IV) All contributing parties shall timely provide all necessary documents and certificates for the registration of the Company and shall provide all kinds of services and facilities for the establishment of the Company in their respective areas of competence;

(V) In the event of damage to the Company’s interest by virtue of any contributing party’s fault during the establishment of the Company, such party shall be liable for Company’s damages to the extent of its proportionate fault;

(VI) No contribution shall be withdrawn after the establishment of the Company.

Chapter 6 Corporate Governance Structure

Article 18 The Company holds shareholders’ meeting. The shareholders’ meeting of the Company, consisting of three shareholders, namely Party A, Party B and Party C, is the Company’s organ of authority and shall exercise its powers in accordance with the laws and regulations and the Company’s articles of association.

Article 19 The Company sets up a board of directors comprising nine directors recommended by the Company’s shareholders of whom four directors shall be nominated by Yankuang Group Co., Ltd., two directors shall be nominated by Yanzhou Coal Mining Company Limited and two directors shall be nominated by Shaanxi Yanchang Petroleum (Group) Co., Ltd., which director nominations by the shareholders shall be approved by voting at the shareholders’ committee; one employee director who is to be elected at the general meeting of the staff and workers through democratic voting processes. The term of each director shall be three years. A director may continue for the next term if he is re-elected upon the expiration of his term.

The board shall have one chairman and one vice-chairman. The chairman and vice-chairman are appointed by Party A among the directors as it has recommended.

Article 20 The Company shall have one general manager who is to be nominated by the chairman of the board and appointed or removed by the board of directors. The general manager is responsible for the board and shall be in charge of managing the Company’s production and operation and organizing the implementation of board resolutions.

The Company shall have seven deputy general managers and one chief engineer; the deputy general managers and chief engineer are to be nominated by the general manager and appointed or removed by the board of directors.

The Company shall have one chief financial officer who is to be recommended by Party C and appointed or removed by the board of directors after being nominated by the general manager.

Article 21 The Company shall have a board of supervisors comprising five supervisors. Of whom: one shall be recommended by Party A, one shall be recommended by Party B and one shall be recommended by Party C. The above supervisors recommended by the shareholders shall be elected by voting at the shareholders’ meeting. Two employee supervisors are to be elected at the general meeting of the staff and workers through democratic voting processes.

The board of supervisors shall have one chairman who is to be recommended by Party B and elected by half or more of the votes by all the supervisors. Meetings of the board of supervisors shall be convened and presided over by the chairman of the board of supervisors; in the event that the chairman is unable to perform or does not perform his duties, another supervisor may be elected to convene and preside over the meeting by half or more of the votes cast therefor by the supervisors.

Article 22 Upon signing of this contract, the parties shall jointly draft the articles of association. Other specific issues related to this chapter shall be otherwise stipulated by the articles of association.

Chapter 7 Confidentiality

Article 23 Any party to this contract shall have an obligation both now and in the future not to intentionally or negligently disclose or make use of other parties’ trade secrets learned in this joint venture. Unless:

(I) the trade secrets have been made publicly known by its owner;

(II) a prior written consent from the owner of the trade secrets has been obtained;

(III) by implementation of effective court judgments, rulings and arbitration awards；

(VI) by performance of the obligations provided under the state laws and regulations.

The three parties shall be liable for the confidentiality of the cooperation project and shall not make separate information release in relation thereto without prior consent from the other parties.

Chapter 8 Amendment and Termination of the Contract

Article 24 Any amendment to this contract shall take effect only when it is unanimously approved by all contributing parties through consultations and a written contract or agreement is signed therefor.

Article 25 In the process of the Company’s incorporation, the contributing parties agree that all parties hereto shall have the right to propose to other parties to amend or terminate this contract upon occurrence of any of the following conditions:

(I) Force majeure event continues for six months and is not expected to be eliminated, resulting in the inability to perform the contract;

(II) Impossible to perform this contract as a result of a party’s default;

(III) Other reasons as agreed by the three parties.

Chapter 9 Liability for Breach of Contract

Article 26 Liability for breach of contract

(I) The contributing parties shall conscientiously perform this contract based on the principles of honesty and trustworthiness. If the business purpose stipulated in this contract cannot be achieved as result of a party’s non-performance of its obligation as prescribed herein, other contributing parties to the Company shall have the right to claim damages against such default party.

(II) In the event of full or partial non-performance of this contract as a result of a party’s default, the default party shall be liable for breach of contract. In the case where two or all three parties default, the parties shall assume the liability for breach of contract respectively according to the actual situation of their defaults.

(III) Upon signing of the contract, the parties shall make timely contributions as agreed and for each day overdue, the default party shall make a default penalty of 0.5% for the non-contributed amount to the observant party and shall be liable for damages if any loss incurred thereon.

(IV) Upon establishment of the Company, no party to this contract shall withdraw its contribution and if any loss caused to the Company or other shareholders as a result of contribution withdrawal or other acts of default, the default party shall be liable for damages therefor.

Chapter 10 Force Majeure

Article 27 Force majeure

Force majeure means unforeseeable, unavoidable and insurmountable objective conditions, including, inter alias, earthquakes, floods, fires and other natural disasters; war, strikes, riots and other social anomalies.

In the event of force majeure that directly affects the performance of this contract by the three parties pursuant to the conditions as agreed hereunder, a prompt notice on the situation shall forthwith be made to the other contributing parties or their authorized representatives and, within 15 days, details of the force majeure event and reasons for full or partial non-performance or late performance of this contract together with any effective proof thereof shall be furnished. In this case, neither party shall be responsible for any loss or increased costs suffered by other parties as a result of the non-performance or late performance of this contract, and that such act of non-performance or late performance of this contract shall not be deemed an act of default. The party claiming force majeure shall take measures to minimize or eliminate the impact of force majeure and shall in the shortest time possible recover the performance of the obligations under this contract thus delayed or hindered by force majeure.

Chapter 11 Dispute Settlement

Article 28 Any dispute occurred in relation to the interpretations or performance of this joint venture contract among the contributing parties shall, as far as possible, be resolved through consultations; in the event of failure to reach an agreement through consultation, any dispute arising from or related to this contract shall be submitted for arbitration before the China International Economic and Trade Arbitration Commission in accordance with the commission’s prevailing arbitration rules. The arbitral award is final and binding on all parties.

Chapter 12 Effectiveness of the Contract and Miscellaneous

Article 29 This contract shall take effect upon signing by the legal representatives or authorized representatives of Party A, Party B and Party C and being stamped with the Company’s official seal.

Article 30 The contributing parties hereby agree that: after the Company has commenced production, Party C shall have a preemptive right on the Company’s products under the same conditions.

Article 31 The Company’s registered capital (RMB5.4 billion) shall be settled by the three shareholders, being Party A, Party B and Party C, with their own funds.

Project investment funds other than the Company’s registered capital shall be settled by the Company with bank loans, of which: the form of security for 75% of the loans to be determined by Party A and Party B through separate consultations; 25% of the loans to be secured by Party C.

Article 32 This contract is executed in ten counterparts, of which two to be held by each of the three parties hereto, two to be retained by the Company; and two to be reported and submitted to the business registration authority. All counterparts hereof shall have the same legal effect.

[No text below]

[This is the signing page for Yankuang Group Co., Ltd., Yanzhou Coal Mining Company Limited and Shaanxi Yanchang Petroleum (Group) Co., Ltd. in respect of the Joint Venture Contract]

Yankuang Group Co., Ltd.:

Legal representative or authorized representative:

Yanzhou Coal Mining Company Limited:

Legal representative or authorized representative:

Shaanxi Yanchang Petroleum (Group) Co., Ltd.:

Legal representative or authorized representative:

Date: